EXHIBIT 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL NAMES NEW
EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER
Dallas, Texas (May 9, 2006) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that Niels P. Vernegaard has joined the Company as executive vice president and chief operating officer.
     Prior to joining the Company, Mr. Vernegaard served for 12 years in positions of increasing responsibility for HCA, Inc., one of the top hospital systems in the United States. He has over 20 years of health system management experience in the United States and the United Kingdom. Most recently, he served as president and chief executive officer of HCA’s Research Medical Center in Kansas City, Missouri. Mr. Vernegaard also served for six years as chief executive officer of The Wellington Hospital in London, England.
     Commenting on the announcement, William H. Wilcox, USPI’s chief executive officer, said, “We are extremely fortunate to have someone of Niels’ caliber and experience join our management team. He will be very valuable to us as we continue to execute our growth strategy.”
     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 128 surgical facilities. Of the Company’s 125 domestic facilities, 69 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors to healthcare providers; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
-END-